UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2011

FIRST FINANCIAL BANCORP.
(Exact name of registrant as specified in its charter)

Ohio	31-1042001
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

Commission file number: 000-12379

201 East Fourth Street, Suite 1900, Cincinnati, Ohio 45202
 (Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (877) 322-9530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K	First Financial Bancorp.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 1, 2011, Anthony M. Stollings, SVP & Chief Accounting Officer of First Financial Bancorp (the “Company”) became EVP & Chief Risk Officer of the Company.  Effective September 1, 2011, J. Franklin Hall, EVP & Chief Financial Officer has been designated as the “Principal Accounting Officer” on an interim basis for SEC filing purposes and also has been named Chief Operating Officer of the Company.

Named Executive Officer, Samuel J. Munafo, Chief Commercial Banking Officer is expected to leave the organization around December 31, 2011 under the terms of his employment and non-competition agreement.  It is expected that he will assist in the transition of his duties to various individuals in the organization.

In addition to the items discussed in this Item, First Financial Bank, National Association (the “Bank”), the wholly owned subsidiary of the Company announced adjustments to its officer corporate structure (see Item 8.01 – Other Events).  The costs associated with these actions are expected to be immaterial.

Item 8.01. Other Events

First Financial Bank, the wholly owned subsidiary of the Company, announced adjustments to its organizational structure effective September 1, 2011 as follows:

J. Franklin Hall remains Chief Financial Officer.

Gregory A. Gehlmann remains General Counsel.

Anthony M. Stollings, formerly Chief Accounting Officer is now Chief Risk Officer.

Kevin T. Langford continues as Chief Administrative Officer.

John Sabath, formerly the Chief Risk Officer, will serve as the leader of the Bank’s new Product Development and Integration group.

Alisa E. Poe will continue to lead the Talent Management Group, which replaces the Human Resources and Learning group.

Banking Group Update

C. Douglas Lefferson will continue to lead the lines of business as Chief Banking Officer with some re-alignment of the Commercial Banking Group, notably by reducing the reporting lines in the markets.  Samuel J. Munafo, Chief Commercial Banking officer will assist in the transition until his expected departure around December 31, 2011.

Jill Wyman and Jill Stanton continue as Co-Chief Retail Banking Officers.

Richard Barbercheck remains Chief Credit Officer.

Michael Cassani continues as the leader of the Wealth Management group.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL BANCORP.

By:	/s/ Gregory A. Gehlmann
Gregory A. Gehlmann
Executive Vice President and
General Counsel

Date:  September 7, 2011